Exhibit 1.01

CONFLICT MINERALS REPORT

Mobileye Global Inc.

IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (“Report”) of Mobileye Global Inc. (“Mobileye” or “we”) for the year ended December 31, 2025 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Report involve risks, uncertainties, and other important factors and are subject to change based on various factors, many of which are beyond our control. Among the factors that could cause actual results to differ materially are those set forth in “Item 1A. Risk Factors” in our 2025 Annual Report on Form 10-K filed with the SEC on February 12, 2026. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this Report to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Overview of Mobileye’s Responsible Minerals Program and Commitment to Responsible Sourcing

As set forth in our Responsible Minerals Sourcing Policy, Mobileye is committed to the responsible sourcing of conflict minerals, which we define as sourcing done in an ethical and sustainable manner that safeguards the human rights of everyone in our global supply chain. Mobileye’s responsible minerals program examines human rights risks in Conflict-Affected and High-Risk Areas (“CAHRAs”) globally, as defined by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”).

Many of our hardware products contain tantalum, tin, tungsten and/or gold (“3TG”) necessary to the functionality or production of those products. Conflict minerals are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries and other CAHRAs, but rather to obtain conflict minerals from sources that do not directly or indirectly finance or benefit armed groups or contribute to human rights abuses. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries and other CAHRAs and to not negatively affect the economies of such countries.

Products and Supply Chain Description

Mobileye systems that may contain conflict minerals necessary to their functionality or production, and which are covered in this Report, include:

•	our Mobileye EyeQTM System-on-Chips (“SoCs”), such as our EyeQ TM 2, EyeQ TM 3, EyeQ TM 4, EyeQ TM 5 and EyeQ TM6 SoCs;

•	our Mobileye SuperVisionTM system; and

•	our aftermarket product portfolio, including Mobileye 8 Connect, Fisheye and Shield+.

Mobileye sells products that are manufactured for us by other companies and products that include ready-made component parts that we or our suppliers purchase from third parties. Although many of our hardware products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of those materials contribute conflict minerals necessary to the functionality or production of our products. The origin of minerals cannot be determined with any certainty once the ores are smelted, refined, and converted to ingots, bullion, or other derivatives. The smelters and refiners (referred to as “facilities”) are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the minerals contained in the materials which they supply to us.

Design of Responsible Minerals Program

The design of Mobileye’s responsible minerals program is in conformity with the OECD Guidance specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our responsible minerals program as they relate to the five-step framework from the OECD Guidance.

1.	Maintain strong company management systems:

•	Responsible Minerals Sourcing Policy: Maintain a supply chain policy for minerals originating from CAHRAs, including conflict minerals originating from the Covered Countries. This policy outlines our commitment to responsible mineral sourcing from CAHRAs, our commitment to exercise due diligence consistent with the OECD Guidance, and expectations that our suppliers have similarly established due diligence programs. Our policy is publicly available and can be found at https://ir.mobileye.com/corporate-governance/governance-overview.

•	Internal Responsible Minerals team: Our responsible minerals team monitors our Responsible Minerals Sourcing Policy. We review such efforts with our senior management from our Operations team.

•	Supply chain control system: Employ a supply chain system of controls and transparency through due diligence tools such as the Conflict Minerals Reporting Template (“CMRT”), a regularly updated 3TG sourcing business intelligence report and survey designed by the Responsible Minerals Initiative (“RMI”) to identify the smelters and refiners that process the necessary conflict minerals contained in our products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our responsible minerals program for at least five years, in accordance with the OECD Guidance.

•	Supplier engagement: Feature requirements related to responsible minerals sourcing in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on responsible minerals sourcing, including participation in a supply chain survey and related due diligence activities. We communicate our Responsible Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.

•	Company grievance mechanism: Employees, suppliers, and other stakeholders can direct any questions or concerns relating to our responsible minerals program to: conflictminerals@mobileye.com. Employees also may report any concerns through our internal whistleblower reporting mechanism.

2.	Identify and assess risks in our supply chain:

•	Identify smelters and refiners in our supply chain: Identify direct suppliers that supply products to Mobileye that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Mobileye, the smelters and refiners that processed those conflict minerals, and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain. This includes direct suppliers not meeting our contractual requirements related to conflict minerals as well as smelters and refiners that are not conformant to a responsible mineral assurance program or that we have reason to believe may source conflict minerals from the Covered Countries. Through RMI, we document mineral country of origin information for the smelters and refiners identified by the supply chain survey, as provided from sources including the supply chain survey, responsible mineral assurance programs, and from publicly available sources such as smelter and refiner websites.

•	Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that are conformant to a responsible mineral assurance program such as the RMI’s Responsible Minerals Assurance Program (“RMAP”), and other RMI cross-recognized, independent third-party audit programs. Information regarding RMAP as well as a list of RMI cross-recognized independent third-party audit programs can be found on the RMI’s website: http://www.responsiblemineralsinitiative.org/minerals-due-diligence/recognized-standards-or-programs/.

3.	Execute a strategy to respond to identified risks:

•	Report findings to senior management: Provide progress reports to our Operations team senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.

•	Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from Covered Countries and other CAHRAs which may not be from recycled or scrap sources. Our due diligence measures are significantly based on responsible mineral assurance programs that evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

•	Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Responsible Minerals Sourcing Policy or contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals.

•	Ongoing risk monitoring: Monitor and track suppliers, smelters and refiners (through RMI) identified as not meeting the requirements set forth in our Responsible Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

4.	Support the development and implementation of independent third-party audits of smelters’ and refiners’ sourcing:

•	Support responsible mineral assurance programs that carry out independent third-party audits of smelter and refiner facilities, such as the RMAP, through our membership in the RMI.

5.	Report on supply chain due diligence:

•	Publicly communicate our Responsible Minerals Sourcing Policy on our company website at https://ir.mobileye.com/corporate-governance/governance-overview.

•	File a Form SD annually with the SEC. This information is publicly available on our company website at https://ir.mobileye.com/financial-information/sec-filings.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Reasonable Country of Origin Inquiry Efforts

For 2025, our reasonable country of origin inquiry (“RCOI”) efforts for conflict minerals included conducting a supply chain survey of our direct suppliers (referred to as “surveyed suppliers”) using the CMRT. The supply chain surveys requested our suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to us. We compared the smelters and refiners identified in the surveys against the lists of facilities which are conformant to a responsible mineral assurance program, such as the RMAP or RMI cross-recognized programs. RMAP and RMI cross-recognized programs provided country of origin data for conformant smelters and refiners, including on an aggregate basis in certain cases. We documented country of origin information for the smelter and refiner facilities identified by surveyed suppliers as provided from sources including the supply chain survey and responsible mineral assurance programs.

Results of Reasonable Country of Origin Inquiry Efforts

For 2025, Mobileye conducted a supply chain survey of 24 suppliers that we determined may contribute necessary conflict minerals to our products.

The results of our RCOI as of May 1, 2026 are as follows:

•	100% of surveyed suppliers provided a CMRT in response to our supply chain survey request.

•	The surveyed suppliers identified 206 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products provided to us.

•	We know or have reason to believe that a portion of the conflict minerals processed by at least 31 of these 206 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

Conclusion Based on Reasonable Country of Origin Inquiry

Mobileye manufactured and contracted with others to manufacture products as to which conflict minerals are necessary to the functionality or production of our products. Based on our good faith reasonable country of origin inquiry, we know or have reason to believe that during 2025 a portion of the necessary conflict minerals contained in our products originated or may have originated in the Covered Countries and know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.

As a result of the above conclusion and pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources. There is significant overlap between our RCOI efforts and our due diligence measures performed.

Description of Due Diligence Measures Performed

Below is a description of the measures performed for this reporting period, as of May 1, 2026, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

•	Conducted a supply chain survey of suppliers which we identified may be supplying Mobileye with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.

•	Contacted surveyed suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Received a CMRT from 100% of our surveyed suppliers in response to our supply chain survey request.

•	Compared smelters and refiners identified by surveyed suppliers against the list of facilities that are conformant to a responsible mineral assurance program.

•	Monitored and tracked surveyed suppliers, and smelters and refiners identified by surveyed suppliers, which we identified as not meeting our Responsible Minerals Sourcing Policy or contractual requirements, to determine their progress in meeting those requirements.

•	Performed risk mitigation efforts with surveyed suppliers we identified as not in conformity with our Responsible Minerals Sourcing Policy or contractual requirements by working with them to bring them into compliance.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral assurance programs. Such sources of information, as well as any publicly available sources, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold, and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers and through RMI, from certain smelters and refiners. We seek to use contract provisions requiring the suppliers to promptly update us in the event the sourcing data changes. Our due diligence processes are ongoing throughout the year.

Surveyed Supplier Due Diligence Results

Mobileye evaluated the accuracy and completeness of the responses to our supply chain surveys by our surveyed suppliers. We identified 4 surveyed suppliers whose initial survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the surveyed supplier’s response, including verification checks conducted by third-party software or by members of our internal Responsible Minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable surveyed supplier, identified the incomplete or inaccurate information, and requested that the surveyed supplier correct the incomplete or potentially inaccurate information and provide an updated response. All 4 surveyed suppliers provided an updated CMRT which we determined, using the same evaluation criteria, to be complete and accurate.

Upon receiving a survey response identified to be complete and accurate based on our evaluation criteria, we further evaluated each response for conformity with our Responsible Minerals Sourcing Policy or contractual requirements. These requirements include that our surveyed suppliers must maintain a publicly available conflict minerals sourcing policy, provide a CMRT upon our request, and use smelters and refiners which are either conformant to a responsible mineral assurance program or have begun participating in such a program. We identified surveyed suppliers which were not fully compliant with all applicable requirements and monitored and tracked these suppliers’ progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying action items that we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting our Responsible Minerals Sourcing Policy or contractual requirements, with the goal of bringing each surveyed supplier into compliance with such requirements.

As a result of these supplier due diligence activities, Mobileye determined that approximately 88% (21 out of 24) of the surveyed suppliers are, as of May 1, 2026 in compliance with the Mobileye Responsible Minerals Sourcing Requirements for 2025.

Smelter and Refiner Due Diligence Results

As of May 1, 2026, an aggregate of 206 operational smelters and refiners were identified by our surveyed suppliers as facilities that may process the necessary conflict minerals contained in the products these surveyed suppliers provided to Mobileye.

Mobileye through RMI, conducted due diligence on the smelters and refiners reported during our survey process. Our due diligence activities are dominated by a continual process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they are conformant to a responsible mineral assurance program or have begun participating in such a program. We sought reliable information on the source and chain of custody of the conflict minerals processed by such facilities, including from publicly available sources, with the goal to determine if any of these facilities processed conflict minerals that may have originated from the Covered Countries and other CAHRAs, and may not be solely from recycled or scrap sources.

If a smelter or refiner in our supply chain was not yet conformant to a responsible mineral assurance program or had not yet begun participating in such a program, Mobileye, through RMI, and other RMI member companies proactively attempted to contact such facilities to request country of origin information for the conflict minerals the facilities processed, as well as to encourage and assist their participation in a responsible mineral assurance program. We, through RMI, monitored and tracked smelters and refiners which we identified as not being conformant to a responsible mineral assurance program or not having begun participating in such a program.

We identified 5 smelter and refiner facilities reported in our supply chain that were not conformant to a responsible mineral assurance program. These facilities were the focus of our smelter and refiner due diligence activities for this reporting period and, as a result of our activities, we reasonably concluded that as of May 1, 2026:

•	Three of these 5 smelter and refiner facilities have begun participating in a responsible mineral assurance program but are not yet conformant. Based on Mobileye’s due diligence, we have no reason to believe these facilities sourced conflict minerals from the Covered Countries.

•	The remaining 2 facilities are not participating in a responsible mineral assurance program and we have asked our suppliers to enroll them or remove them from our supply chain. These 2 reported facilities were participating in a responsible mineral assurance program at end of calendar year 2025 but became non-compliant on Jan 30th 2026.

As a result of our due diligence activities summarized above, we determined the following as of May 1, 2026:

•	99% of the 206 smelters and refiners identified by our surveyed suppliers are either conformant to a responsible mineral assurance program or have begun participating in such a program.

•	All 31 smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries, which may not be solely from recycled or scrap sources, are conformant to a responsible mineral assurance program.

•	We have no reason to believe that any of the 206 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.

Below is a summary of the mineral country of origin information collected as of May 1, 2026, as a result of our due diligence activities:

Table 1

Country	Mineral
Albania	Gold
Algeria	Gold
Andorra	Gold
Angola**	Gold
Anguilla	Gold
Antigua and Barbuda	Gold
Argentina	Gold		Tin
Armenia	Gold
Aruba	Gold
Australia	Gold	Tantalum	Tin	Tungsten
Austria	Gold	Tantalum	Tin	Tungsten
Azerbaijan	Gold
Bahamas	Gold
Bangladesh	Gold
Barbados	Gold
Belarus		Tantalum
Belgium	Gold		Tin	Tungsten
Benin	Gold

Country	Mineral
Bolivia	Gold		Tin	Tungsten
Bosnia and Herzegovina	Gold
Brazil	Gold	Tantalum	Tin	Tungsten
Brunei	Gold
Bulgaria	Gold		Tin
Burkina Faso	Gold
Burundi**		Tantalum	Tin	Tungsten
Cambodia	Gold
Cameroon	Gold
Canada	Gold	Tantalum	Tin	Tungsten
Cayman Islands	Gold
Chile	Gold		Tin
China	Gold	Tantalum	Tin	Tungsten
Chinese Taipei	Gold	Tantalum	Tin	Tungsten
Colombia	Gold
Congo **		Tantalum	Tin	Tungsten
Costa Rica	Gold
Côte d'Ivoire	Gold
Croatia	Gold		Tin
Curacao	Gold
Cyprus			Tin
Czech Republic	Gold	Tantalum	Tin
Denmark	Gold		Tin
Dominica	Gold
Dominican Republic	Gold
Ecuador	Gold
Egypt	Gold		Tin	Tungsten
El Salvador	Gold	Tantalum
Estonia	Gold	Tantalum	Tin
Eswatini	Gold
Ethiopia	Gold	Tantalum
Fiji	Gold
Finland	Gold		Tin
France	Gold	Tantalum	Tin	Tungsten
French Guiana	Gold
Georgia	Gold
Germany	Gold	Tantalum	Tin	Tungsten
Ghana	Gold
Greece	Gold		Tin
Greenland	Gold
Grenada	Gold
Guatemala	Gold
Guernsey	Gold

Country	Mineral
Guinea	Gold
Guyana	Gold
Honduras	Gold
Hong Kong	Gold	Tantalum	Tin
Hungary	Gold		Tin
Iceland	Gold
India	Gold	Tantalum	Tin	Tungsten
Indonesia	Gold	Tantalum	Tin	Tungsten
Ireland	Gold	Tantalum	Tin	Tungsten
Israel	Gold	Tantalum	Tin	Tungsten
Italy	Gold		Tin
Jamaica	Gold
Japan	Gold	Tantalum	Tin	Tungsten
Jordan	Gold		Tin
Kazakhstan	Gold	Tantalum
Kenya	Gold
Korea, Republic of	Gold	Tantalum	Tin	Tungsten
Kyrgyzstan	Gold
Laos	Gold		Tin	Tungsten
Latvia	Gold		Tin
Lebanon	Gold
Liberia	Gold	Tantalum
Liechtenstein	Gold
Lithuania	Gold		Tin
Luxembourg	Gold		Tin	Tungsten
Macao	Gold
Madagascar		Tantalum
Malaysia	Gold	Tantalum	Tin	Tungsten
Mali	Gold
Malta	Gold		Tin
Mauritania	Gold
Mexico	Gold	Tantalum	Tin
Monaco	Gold
Mongolia	Gold		Tin	Tungsten
Morocco	Gold		Tin
Mozambique	Gold	Tantalum
Myanmar		Tantalum	Tin	Tungsten
Namibia	Gold		Tin
Netherlands	Gold		Tin	Tungsten
New Zealand	Gold		Tin
Nicaragua	Gold
Niger	Gold
Nigeria	Gold	Tantalum	Tin	Tungsten
Macedonia	Gold

Country	Mineral
Norway	Gold
Oman	Gold
Panama	Gold
Papua New Guinea	Gold
Peru	Gold		Tin
Philippines	Gold		Tin
Poland	Gold		Tin
Portugal	Gold		Tin	Tungsten
Puerto Rico	Gold		Tin
Romania	Gold		Tin
Russia		Tantalum	Tin	Tungsten
Rwanda**		Tantalum	Tin	Tungsten
Saint Kitts and Nevis	Gold
Saint Luca	Gold
Saint Vincent and Grenadines	Gold
San Marino	Gold
Saudi Arabia	Gold
Senegal	Gold
Serbia	Gold		Tin
Sierra Leone	Gold	Tantalum
Singapore	Gold	Tantalum	Tin	Tungsten
Sint Maarten	Gold
Slovakia	Gold		Tin
Slovenia	Gold		Tin
Solomon Islands	Gold
South Africa	Gold		Tin	Tungsten
Spain	Gold	Tantalum	Tin	Tungsten
Sri Lanka	Gold
Suriname	Gold
Sweden	Gold		Tin
Switzerland	Gold		Tin	Tungsten
Tajikistan	Gold
Tanzania**	Gold		Tin	Tungsten
Thailand	Gold	Tantalum	Tin	Tungsten
Trinidad and Tobago	Gold
Tunisia			Tin
Turkey	Gold		Tin	Tungsten
Uganda**			Tin
Ukraine	Gold		Tin	Tungsten
United Arab Emirates	Gold		Tin	Tungsten
United Kingdom	Gold	Tantalum	Tin	Tungsten
United States of America	Gold	Tantalum	Tin	Tungsten
Uruguay	Gold		Tin
Uzbekistan	Gold

Country	Mineral
Venezuela	Gold
Vietnam	Gold	Tantalum	Tin	Tungsten
Zambia**	Gold		Tin
Zimbabwe	Gold	Tantalum

**Covered Countries

Summary of Smelter and Refiner Status

The table below summarizes, by mineral, the numbers of operational smelter and refiner facilities, identified by our surveyed suppliers, that as of May 1, 2026:

(i)	are conformant to a responsible mineral assurance program (referred to as “Conformant”);

(ii)	have begun participating in a responsible mineral assurance program (referred to as “Active”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries); or

(iii)	are not participating in the responsible mineral assurance program (referred to as “Not Participating”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries).

Status of Identified Smelters and Refiners

Status
Metal	Conformant	Active	Not Participating	Grand Total
Gold	91	0	0	91
Tantalum	32	0	0	32
Tin	49	2	1	52
Tungsten	29	1	1	31
Grand Total	201	3	2	206

The table below (Table 2) lists the facilities which, to the extent known, processed the necessary conflict minerals in our products based on responses received from our surveyed suppliers as of May 1, 2026. Mobileye conducts no direct transactions and has no contractual relationship with these smelter and refiner facilities nor their sources of ore.

Table 2

Metal	Smelter or Refiner Name†	Country†
Gold	Abington Reldan Metals, LLC*	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA
Gold	Agosi AG*	GERMANY
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND

Metal	Smelter or Refiner Name†	Country†
Gold	ASAHI METALFINE, Inc.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Aurubis AG, Hamburg*	GERMANY
Gold	Bangalore Refinery*	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden Mineral AB (Ronnskar)*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Coimpa Industrial LTDA*	BRAZIL
Gold	Dowa*	JAPAN
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Elite Industech Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Gold	GG Refinery Ltd.*	TANZANIA
Gold	Glencore Canada Corporation - CCR Refinery*	CANADA
Gold	Gold by Gold Colombia*	COLOMBIA
Gold	Gold Corporation - The Perth Mint*	AUSTRALIA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Germany GmbH Co. KG*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Impala Platinum - Platinum Metals Refinery (PMR)*	SOUTH AFRICA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JX Advanced Metals Corporation*	JAPAN
Gold	Kazzinc Ltd*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	LS MnM Inc.*	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA

Metal	Smelter or Refiner Name†	Country†
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MKS PAMP SA*	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	NH Recytech Company*	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAFINA A.S.*	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.*	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Solar Applied Materials Technology Corp.*	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	AMG Brasil*	BRAZIL
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA

Metal	Smelter or Refiner Name†	Country†
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.*	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET de Mexico*	MEXICO
Tantalum	Materion Newton Inc.*	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Kinzoku Company, Limited*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet OU*	ESTONIA
Tantalum	PowerX Ltd.*	RWANDA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Co., Ltd.*	THAILAND
Tantalum	TANIOBIS GmbH*	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tin	Alpha Assembly Solutions Inc*	UNITED STATES OF AMERICA
Tin	Aurubis Beerse*	BELGIUM
Tin	Aurubis Berango*	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda**	BRAZIL
Tin	CRM Synergies EMEA, S.L.U.*	SPAIN
Tin	CV Ayi Jaya*	INDONESIA
Tin	Dongguan Best Alloys Co., Ltd.*	CHINA
Tin	Dowa*	JAPAN
Tin	Empresa Metallurgica Vinto*	BOLIVIA
Tin	Estanho de Rondonia S.A.*	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA

Metal	Smelter or Refiner Name†	Country†
Tin	Global Advanced Metals Greenbushes Pty Ltd.*	AUSTRALIA
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company*	CHINA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation Berhad (Port Klang)*	MALAYSIA
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Mining Minerals Resources SARL*	CONGO
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA
Tin	P Kay Metal, Inc*	UNITED STATES OF AMERICA
Tin	PT Artha Cipta Langgeng**	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Bangka Prima Tin*	INDONESIA
Tin	PT Cipta Persada Mulia*	INDONESIA
Tin	PT Masbro Alam Stania	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Mitra Sukses Globalindo*	INDONESIA
Tin	PT Premium Tin Indonesia*	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)*	INDONESIA
Tin	PT Rajehan Ariq*	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas*	BRAZIL
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING SMELTING*	JAPAN
Tin	Thaisarco*	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Woodcross Smelting Company Limited*	UGANDA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIETNAM
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	Cronimet Brasil Ltda*	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA

Metal	Smelter or Refiner Name†	Country†
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.**	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders LLC*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.*	CHINA
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED*	VIETNAM
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan High-Tech Materials*	VIETNAM
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.*	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company*	VIETNAM
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA

†	Smelter and refiner facility names and locations as reported by the RMI as of May 1, 2026.

*	Denotes smelters and refiners which are conformant to a responsible mineral assurance program as of May 1, 2026.

**	Denotes smelters and refiners which are participating in a responsible mineral assurance program as of May 1, 2026.

Conclusion and Future Due Diligence Measures

The facilities reported in Table 2 processed the necessary conflict minerals in our products based on responses received from 100% of our surveyed suppliers as of May 1, 2026. As of May 1, 2026, 99% of the reported smelter and refiner facilities are conformant or are participating in a responsible mineral assurance program. All smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources are conformant to a responsible mineral assurance program as of May 1, 2026. We have no reason to believe that any of the reported smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries, though we are aware of escalating armed activity taking place in Eastern DRC. We are closely monitoring the situation through RMI to understand how its due diligence audits of smelters are adapting to the ongoing situation. RMI’s statement on the conflict situation is available at www.responsiblemineralsinitiative.org/news/rmi-statement-on-conflict-in-eastern-drc-feb-2025/. We are continuing to engage in the activities described above in “Design of Responsible Minerals Program” and we are continuing to follow up with suppliers that are not meeting our requirements as well as contacting smelters and refiners through RMI that are not yet conformant to a responsible mineral assurance program. We, through RMI, are encouraging and assisting such smelters and refiners to become conformant to a responsible mineral assurance program, thus supporting our efforts to build ethical and socially responsible supply chains for our company.

Our efforts to determine the mine or location of origin of the necessary conflict minerals in all our products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, we relied on the information made available by responsible mineral assurance programs for the smelters and refiners in our supply chain because such programs review and audit whether sufficient evidence exists regarding the mine and/or location of origin of the conflict minerals that the audited smelter and refiner facilities have processed.